Exhibit 99.1

ANALOG DEVICES WELCOMES DR. EDWARD FRANK TO BOARD OF DIRECTORS

Norwood, MA (June 13, 2014) - Analog Devices, Inc. (NASDAQ: ADI), a global leader in high-performance semiconductors for signal processing applications, today announced that Dr. Edward Frank has been elected as a Director of the Company.

“We are excited to have Ed join the ADI Board,” said Ray Stata, ADI Chairman of the Board. “With his long history of leadership in great technology companies, Ed brings a wealth of insight and broad domain knowledge to our Board.”

Dr. Frank is presently co-founder and CEO of Cloud Parity, an early-stage social networking startup in the San Francisco Bay Area. Before founding Cloud Parity, he served at Apple, Inc. from 2009 until 2013 as Vice President, Macintosh Hardware Systems Engineering. Prior to his tenure at Apple, Dr. Frank served as Corporate Vice President, Research and Development, of Broadcom Corp. Dr. Frank was founding CEO of Epigram, Inc., a developer of integrated circuits and software for home networking, which Broadcom acquired in 1999, and was a Distinguished Engineer at Sun Microsystems. Dr. Frank earned BSEE and MSEE degrees from Stanford University, and a PhD in Computer Science from Carnegie Mellon University. Dr. Frank currently serves as a Member of the Computer Science and Telecommunications Board of the National Research Council, and is a Life Trustee of Carnegie Mellon University. He is Director of Fusion-io (FIO), and of privately-held eASIC. Dr. Frank is a named inventor on over 50 patents.

About Analog Devices

Innovation, performance, and excellence are the cultural pillars on which Analog Devices has built one of the longest standing, highest growth companies within the technology sector. Acknowledged industry-wide as the world leader in data conversion and signal conditioning technology, Analog Devices serves over 60,000 customers, representing virtually all types of electronic equipment. Analog Devices is headquartered in Norwood, Massachusetts, with design and manufacturing facilities throughout the world. Analog Devices is included in the S&P 500 Index.

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